Exhibit 10.1

BOARDWALK OPERATING GP, LLC
EXEMPT EMPLOYEE ANNUAL SHORT-TERM INCENTIVE PLAN

(As Amended and Restated Effective January 1, 2013)

1.Purpose.
The Boardwalk Exempt Employee Annual Short-Term Incentive Plan (the “Plan”) is intended to advance the interests of Boardwalk Pipeline Partners, LP (the “Partnership”) and its Affiliates by providing certain employees of the Partnership and its Affiliates with additional incentives through the discretionary payment of bonuses based on the achievement of annual objective financial and business criteria selected in the discretion of the Committee, thereby increasing the personal stake of such employees in the continued success and growth of the Partnership and its Affiliates. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 13.

2.Administration.
The Committee administers the Plan. All Committee determinations, interpretations and other decisions shall be binding and conclusive on all Persons. Subject to the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have the discretionary authority to:

(a)Select Eligible Employees or employee classifications eligible to receive STI Awards;
(b)Determine the Partnership Performance Objectives and Individual Performance Objectives for each calendar year;
(c)Determine the Target STI Percentage, Partnership Objectives Weighting and Individual Objectives Weighting for each Eligible Employee (or class of Eligible Employees) for each calendar year;
(d)Determine the amounts payable pursuant to STI Awards;
(e)Exercise its discretion to reduce or eliminate any STI Award; and
(f)Establish policies and procedures to administer the Plan from time to time; interpret, in its sole discretion, all terms, provisions, conditions, and limitations of the Plan; correct any defect or supply any omission or reconcile any inconsistency that may appear in the Plan in such manner and to such extent as the Committee shall deem appropriate; and make all necessary or advisable decisions to administer the Plan.

3.Participation.
No employee of the Partnership or any of its Affiliates shall have the right, at any time, (a) to be selected as an Eligible Employee, (b) if selected as an Eligible Employee, to be entitled to receive an STI Award or (c) if selected as an Eligible Employee for a particular calendar year, to be selected as an Eligible Employee for any subsequent calendar year.
4.Target STI Percentage.
(a)Each calendar year, the Committee will determine the Target STI Percentages for each Eligible Employee for such calendar year.

(b)If (i) an Eligible Employee commences employment with the Partnership or one of its Affiliates during a calendar year or (ii) an employee who was not an Eligible Employee on January 1st of a calendar year subsequently becomes an Eligible Employee during such calendar year, in each case, on or before September 30th of a calendar year, then such Eligible Employee's Target STI Percentage shall be prorated based upon the number of days in such calendar year that the Eligible Employee was employed by the Partnership or one of its Affiliates. Employees hired after September 30th of a calendar year will not be eligible for an STI Award for such calendar year.

5.Individual Performance Objectives.
(a)Each calendar year, the Committee will establish one or more Individual Performance Objectives for such calendar year, including a methodology to determine the Individual Payout Percentage that corresponds with attained objectives. The Committee will determine the extent to which the Individual Performance Objectives were achieved or exceeded for a calendar year within 60 days after the end of such calendar year and, based on such determination, the Committee will determine the Individual Payout Percentage for such calendar year.
(b)Each calendar year, the Committee will also establish an Individual Objectives Weighting for each Eligible Employee for such calendar year. The Individual Objectives Weightings for a particular calendar year may differ among the Eligible Employees. The Committee retains the discretion to reduce or otherwise modify the Individual Payout Percentage for any Eligible Employee based on such Eligible Employee's individual performance during the relevant calendar year.

6.Partnership Performance Objectives.
(a)Each calendar year, the Committee will establish one or more Partnership Performance Objectives for such calendar year. The Committee will determine the extent to which the Partnership Performance Objectives were achieved or exceeded for a calendar year within 60 days after such calendar year ends. Based on such determination, the Committee will establish a Partnership Payout Percentage for such calendar year.
(b)Each calendar year, the Committee will also establish a Partnership Objectives Weighting for such calendar year. The Partnership Objectives Weighting for a particular calendar year may differ among the Eligible Employees. The Committee retains the discretion to modify the Partnership Payout Percentage for any Eligible Employee based on such Eligible Employee's individual performance during the relevant calendar year.

7.STI Award Calculation.
An Eligible Employee's STI Award, if any, for a calendar year will be equal to the sum of such Eligible Employee's Individual Performance Award and Partnership Performance Award for such calendar year, each as calculated below:
(a)Individual Performance Award: An Eligible Employee's Individual Performance Award, if any, for a calendar year will be equal to the product of A, B and C, where:
(i)“A” is equal to such Eligible Employee's Base Salary for such calendar year multiplied by such Eligible Employee's Target STI Percentage for such calendar year;
(ii)“B” is equal to the applicable Individual Payout Percentage for such calendar year; and
(iii)“C” is equal to the applicable Individual Objectives Weighting for such calendar year.
(b)Partnership Performance Award: An Eligible Employee's Partnership Performance Award, if any, for a calendar year will be equal to the product of X, Y and Z, where:

(i)“X” is equal to such Eligible Employee's Base Salary for such calendar year multiplied by such Eligible Employee's Target STI Percentage for such calendar year;
(ii)“Y” is equal to the Partnership Payout Percentage for such calendar year; and
(iii)“Z” is equal to the Partnership Objectives Weighting for such calendar year.

8.Award Payment.
The Committee has sole and absolute authority and discretion to decide the time and manner in which STI Awards, if any, shall be paid under the Plan, but in no event shall any such STI Awards be paid later than the March 15 following the calendar year to which such STI Awards relate. The Committee's determination as to the time and manner of payment is binding and conclusive on all Eligible Employees. Generally, however, the following provisions apply:

(a)Payment Form: Each STI Award under the Plan will be paid in cash in one lump sum, less withholding for all applicable federal, state or local taxes and other deductions, if any, in effect when such STI Award is paid.
(b)Adjustments: The Partnership may exercise its discretion to adjust (upward or downward, including to zero) any STI Award at any time before such STI Award has been paid for any reason or for no reason whatsoever.
(c)Termination, Death or Disability: STI Awards will be paid only to Eligible Employees who are employed by the Partnership or one of its Affiliates on the applicable payment date. An Eligible Employee shall forfeit all unpaid STI Awards granted to such Eligible Employee if his or her employment terminates for any reason other than the circumstances described in Section 8(c)(i) or (ii) before the applicable payment date. All amounts that would otherwise have been payable in respect of STI Awards that are forfeited shall be allocated and paid in such manner as the Committee determines, in its sole discretion, to one or more Eligible Employees or to one or more employees of the Partnership or any of its Affiliates pursuant to another bonus or short-term incentive plan or arrangement sponsored or maintained by the Partnership or one of its Affiliates from time to time, including, without limitation, the Boardwalk Operating GP, LLC Non-Exempt Employee Annual Short-Term Incentive Plan.
(i)If an Eligible Employee's employment terminates due to such Eligible Employee's death, Disability or Retirement on or before the last day of a calendar year, the Eligible Employee (or, if applicable, the Eligible Employee's estate) will be paid a pro-rata portion of each STI Award granted to such Eligible Employee for such calendar year based upon the number of days during such calendar year that such Eligible Employee was employed by the Partnership or one of its Affiliates. A prorated payment of an STI Award for a particular calendar year will be made at the same time and in the same form that payments of STI Awards for such calendar year are paid to all other Eligible Employees who remain actively employed by the Partnership or one of its Affiliates.
(ii)If an Eligible Employee's employment terminates due to such Eligible Employee's death, Disability or Retirement after the end of a calendar year but before the STI Award payment date with respect to such calendar year, then such Eligible Employee (or, if applicable, such Eligible Employee's estate) will receive the full amount of the STI Award to which he or she would otherwise be entitled. Payment shall be made at the same time and in the same form that payments of STI Awards for such calendar year are paid to all other Eligible Employees who remain actively employed by the Partnership or one of its Affiliates.

(iii)Notwithstanding any provision in the Plan to the contrary:
(A)An Eligible Employee's employment shall not be deemed to terminate because such Eligible Employee is absent from active employment due to short-term disability, authorized paid time off, temporary leaves of absence granted by the Partnership for professional advancement, education, health or government service or military leave for any period if the Eligible Employee returns to active employment within 90 days after military leave terminates, or during any period required to be treated as a leave of absence by any valid law or agreement; and
(B)The Committee, in its sole discretion, may waive all or part of the provisions of this Section 8 with respect to STI Awards whenever the Committee, in its sole discretion, deems such waiver to be appropriate. Any such waiver shall not be binding on the Committee, the Partnership or any of the Partnership's Affiliates with respect to any other Eligible Employee, whether or not similar circumstances exist.
(d)Section 409A of the Code: It is intended that the STI Awards under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Code. In the event that any STI Award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A of the Code. The Plan shall be interpreted and construed in accordance with such intent.
(e)No Trust: The establishment of the Plan shall not be deemed to create a trust. The Plan shall constitute an unfunded, unsecured liability of the Partnership to make payments in accordance with the provisions of the Plan, and no individual shall have any security or other interest in any assets of the Partnership or any of its Affiliates or in the equity interests of the Partnership or otherwise.

9.Assignments and Transfers.
An Eligible Employee's rights under the Plan are personal. No Eligible Employee or any Person claiming under an Eligible Employee may assign or transfer his or her rights or interest under the Plan, and any attempted assignment or transfer in violation of the Plan shall be null and void.
10.Final Determinations.
Any decision by the Committee or the Partnership under the Plan shall be final, conclusive and binding for all purposes and upon all Persons, including the Partnership and each of its Affiliates, each Eligible Employee and any beneficiary of an Eligible Employee and their respective heirs, successors, and personal representatives.
11.No Guaranteed Employment.
Neither the maintenance of the Plan nor any action taken hereunder shall confer on any Person the right to continued employment by the Partnership or any of its Affiliates for any definite period of time, or affect in any way the right of the Partnership or any of its Affiliates to terminate such employment at any time.
12.Amendment, Suspension or Termination of the Plan.
The Partnership may amend, suspend or terminate the Plan in whole or in part at any time without the consent of any Eligible Employee, any beneficiary of any Eligible Employee or any other Person.

13.Definitions.
The following definitions apply to the Plan:

Affiliate: With respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. For purposes of the preceding sentence, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

Base Salary: An Eligible Employee's annualized base salary in effect on the last day of the applicable calendar year.

Code: The Internal Revenue Code of 1986, as amended.

Committee: A committee comprised of the individuals serving as the Chief Executive Officer, the Senior Vice President and Chief Financial and Administrative Officer, and the Vice President, Human Resources of the Partnership from time to time.

Disability: A permanent and total disability as defined in the Partnership's long-term disability plan in which an Eligible Employee is eligible to participate; provided, however, that in the event that an Eligible Employee is not eligible to participate, for whatever reason, in any such long-term disability plan or if the Partnership does not maintain such a long-term disability plan, then “Disability” means that, as a result of accidental bodily injury, sickness or mental illness, an Eligible Employee is expected for a period of at least 24 months thereafter (i) to be prevented from performing one or more of the essential duties of such Eligible Employee's occupation and (ii) to have monthly earnings of less than 80% of such Eligible Employee's monthly earnings prior to incurring such Disability.

Eligible Employee: An exempt employee of the Partnership or one of its Affiliates (other than an employee who is eligible to participate in any annual bonus or short-term incentive plan or arrangement of the Partnership or any of its Affiliates other than the Plan) who is selected by the Committee to be eligible for an STI Award for a calendar year.

Individual Payout Percentage: The percentage the Partnership designates to reflect the extent to which the applicable Individual Performance Objectives are achieved.

Individual Performance Award: The amount determined in Section 6(a).

Individual Performance Objectives: Measures of an Eligible Employee's performance set by such Eligible Employee's supervisor to evaluate such Eligible Employee's performance over a particular calendar year.

Individual Objectives Weighting: The weighting of Partnership Performance Awards to be used in calculating an STI Award.

Partnership Payout Percentage: The percentage the Partnership designates to reflect the extent to which the Partnership Performance Objectives are achieved.

Partnership Performance Objectives: Measures of the Partnership's financial and operational performance used by the Partnership to evaluate the Partnership's performance over a particular calendar year.

Partnership Performance Award: The amount determined in accordance with Section 6(b).

Person: An individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.

Plan: The Boardwalk Operating GP, LLC Exempt Employee Annual Short-Term Incentive Plan.

Retirement: An Eligible Employee's voluntarily-initiated termination of employment on or after attaining age 55 and completing at least 5 years of service with the Partnership or its Affiliates, following the established procedures for retirement including providing adequate notice to the Partnership and its Affiliates.

STI Award: The amount the Partnership decides to pay under the Plan, according to the Partnership and individual Eligible Employees' performance for a specific calendar year as determined in Section 6(c).

Target STI Percentage: The percentage of an Eligible Employee's Base Salary used to calculate such Eligible Employee's Target STI Award.

Target STI Award: The STI payout that will be paid to an Eligible Employee if both the Partnership and the Individual Performance Objectives are achieved at the target level.

[Signature Page Follows]

By:             Dated:
Stephen Bienvenu
Vice President of Human Resources